Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-262737

Relating to the Preliminary Prospectus Supplement dated February 23, 2022

Bio-Rad Laboratories, Inc.

Pricing Term Sheet

February 23, 2022

$400,000,000 3.300% Senior Notes due 2027

$800,000,000 3.700% Senior Notes due 2032

Issuer:	Bio-Rad Laboratories, Inc. (the “Company”)

Trade Date:	February 23, 2022

Settlement Date*:	March 2, 2022 (T+5)

Security Title:	3.300% Senior Notes due 2027 (the “2027 Notes”) 3.700% Senior Notes due 2032 (the “2032 Notes”) (together, the “Notes”)

Expected Ratings (Moody’s/S&P/Fitch)**:	Baa2 (Stable) / BBB (Stable)/ BBB (Stable)	Baa2 (Stable) / BBB (Stable)/ BBB (Stable)

Principal Amount:	$400,000,000	$800,000,000

Maturity Date:	March 15, 2027	March 15, 2032

Interest Payment Dates:	Semi-annually on March 15 and September 15, commencing September 15, 2022	Semi-annually on March 15 and September 15, commencing September 15, 2022

Record Dates:	March 1 and September 1	March 1 and September 1

Coupon:	3.300% per annum	3.700% per annum

Benchmark Treasury:	UST 1.500% due January 31, 2027	UST 1.875% due February 15, 2032

Benchmark Treasury Price / Yield:	98-04 3⁄4; 1.895%	99-01; 1.982%

Spread to Benchmark Treasury:	T + 145 bps	T + 175 bps

Yield to Maturity:	3.345%	3.732%

Initial Price to Public:	99.792%	99.733%

Optional Redemption Provisions:	Make-Whole Call: UST + 25 bps Par Call: on or after February 15, 2027	Make-Whole Call: UST + 30 bps Par Call: on or after December 15, 2031

CUSIP / ISIN:	090572 AR9 / US090572AR99	090572 AQ1 / US090572AQ17

Joint Book-Running Managers:	Citigroup Global Markets Inc. Goldman Sachs & Co. LLC J.P. Morgan Securities LLC BofA Securities, Inc. HSBC Securities (USA) Inc. MUFG Securities Americas Inc. Wells Fargo Securities, LLC

*We expect that delivery of the Notes will be made against payment therefor on or about March 2, 2022, which will be the fifth business day following the date hereof (such settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes prior to the second trading day preceding the date on which we deliver the Notes may be required, by virtue of the fact that the Notes initially settle in T+5, to specify alternate settlement arrangements at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to their date of delivery hereunder should consult their advisers.

**Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. See “Risk Factors—Risks Related to the Offering—A downgrade of our credit ratings could adversely impact your investment in the notes.” in the Company’s preliminary prospectus supplement dated February 23, 2022.

The Company has filed a registration statement (including a prospectus) and a related preliminary prospectus supplement with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement, the accompanying prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the related preliminary prospectus supplement if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Goldman Sachs & Co. LLC toll-free at 1-800-419-2595 or J.P. Morgan Securities LLC toll-free at 1-866-803-9204.

This pricing term sheet supplements, and should be read in conjunction with, the Company’s preliminary prospectus supplement dated February 23, 2022 and the accompanying prospectus dated February 15, 2022 and the documents incorporated by reference therein.

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.

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